Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 26, 2012
CONTACT:	Thomas D. Cestare Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES SECOND QUARTER 2012 EARNINGS

PHILADELPHIA, PENNSYLVANIA, July 26, 2012 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank” or the “Company”), today announced its financial results for the three and six months ended June 30, 2012.

Beneficial recorded net income of $2.3 million and $6.3 million, or $0.03 and $0.08 per share, for the three and six months ended June 30, 2012, compared to $2.0 million and $1.1 million, or $0.03 and $0.01 per share, for the three months and six months ended June 30, 2011. Net income for the three months ended June 30, 2012 included merger and restructuring charges of $2.7 million related the acquisition of SE Financial Corp., the parent holding company of St. Edmond’s Federal Savings Bank. Net income for the three and six months ended June 30, 2011 included $1.0 million and $5.1 million, respectively, of restructuring charges related to the implementation of our previously announced expense management reduction program.

On April 3, 2012, the Company completed the acquisition of SE Financial Corp. As of the acquisition date, SE Financial Corp’s assets totaled approximately $301.0 million. St. Edmond’s operated five banking offices in the greater Philadelphia area. The results of SE Financial Corp’s operations have been included in the Company’s financial statements beginning on April 3, 2012, the date of the consummation of the acquisition.

Credit costs have decreased during the three and six months ended June 30, 2012 from the same periods in 2011 but continue to have a significant impact on our financial results. During the three and six months ended June 30, 2012, the Bank recorded a provision for credit losses in the amount of $7.5 million and $15.0 million, respectively, compared to a provision of $10.0 million and $20.0 million for the three and six months ended June 30, 2011, respectively. We have been focused on reducing our non-performing asset levels and have made progress over the past year. At June 30, 2012 our nonperforming assets were $133.5 million, representing a decrease of $20.6 million and $29.1 million from $154.1 million and $162.6 million at December 31, 2011 and June 30, 2011, respectively. We continue to charge-off any loans that show signs of credit weakness and are focused on maintaining strong reserve levels. At June 30, 2012, the Company’s allowance for loan losses totaled $55.6 million, or 2.14% of total loans, compared to $54.2 million, or 2.10% of total loans, at December 31, 2011. We expect that the provision for credit losses will remain elevated in 2012 as we continue to focus on reducing our non-performing loan levels.

Our mortgage banking team that was established in 2011 positively impacted our non-interest income during the quarter. Mortgage banking income totaled $590 thousand and $1.5 million for the three and six month ended June 30, 2012 compared to $28 thousand and $96 thousand for the comparable periods in 2011.

Gerard Cuddy, Beneficial’s President and CEO, stated, “We are pleased to have successfully completed our acquisition of SE Financial Corp. during the quarter. This acquisition increased our market share in a number of our key markets and we believe that the transaction will be accretive to our earnings for the rest of 2012. Despite a difficult economic environment, we continue to work towards our goal of increasing profitability. However, we remain concerned about the duration of the downturn, the persistently low interest rate environment, the continued lack of loan demand in our markets and our significant excess liquidity position. We are encouraged by the improvement in our asset quality metrics as we experienced the fifth straight quarter of decreases in non-performing assets. We remain focused on reducing our non-performing asset levels throughout the remainder of 2012.”

Highlights for the three months and six months ended June 30, 2012:

•	The Company completed the acquisition of SE Financial Corp. during the quarter which increased total assets by approximately $301.0 million.

•

Asset quality metrics continued to improve during the quarter with non-performing loans, excluding student loans, decreasing $18.9 million, or 17.5%, to $89.0 million from $107.9 million at December 31, 2011 and $29.7 million, or 25.0%, from $118.7 million at June 30, 2011. Our non-performing assets ratio, excluding student loans, improved to 2.29% at June 30, 2012 compared to 2.73% at December 31, 2011 and 2.92% at June 30, 2011.

•

Our mortgage banking team that was established in 2011 continued to positively impact our non-interest income as we recorded mortgage banking income of $590 thousand and $1.5 million, respectively, for the three and six months ended June 30, 2012.

•

We continue to strengthen our balance sheet and at June 30, 2012, our allowance for loan losses totaled $55.6 million, or 2.14% of total loans, compared to $55.1 million, or 2.16% of total loans, at March 31, 2012, and $54.2 million, or 2.10% of total loans, at December 31, 2011. Excluding the acquired SE Financial Corp. loans that were recorded at fair value of $174.8 million as of the acquisition date, our loan loss reserves coverage ratio would have totaled 2.29% at June 30, 2012.

•	Total deposits, which includes the deposits acquired from the SE Financial Corp. acquisition, increased $250.9 million, or 7.0%, to $3.8 billion during the six months ended June 30, 2012.

•	The Company repurchased 592,500 shares during the quarter which increased total treasury shares to 2,641,815 at June 30, 2012.

Balance Sheet

Total assets increased $255.1 million, or 5.5%, to $4.9 billion at June 30, 2012 from $4.6 billion at December 31, 2011. The increase in total assets was primarily driven by the $301.0 million in assets acquired as part of the acquisition of SE Financial Corp., which closed on April 3, 2012. Cash and cash equivalents increased approximately $86.0 million to $434.0 million at June 30, 2012 from $348.0 million at December 31, 2011. The increase in cash and cash equivalents was primarily driven by higher than normal commercial loan prepayments, weak overall loan demand and our selling of all agency eligible mortgage loans, which approximated $28.8 million for the three months ended June 30, 2012.

Investments increased $115.8 million, or 8.4%, to $1.5 billion at June 30, 2012 from $1.4 billion at December 31, 2011. We continue to focus on purchasing high quality investments that will provide a steady stream of cash flow in both current and rising interest rate environments.

Loans increased $23.4 million, or 0.9%, to $2.6 billion at June 30, 2012. The increase in loans was primarily driven by the addition of $174.8 million of loans acquired from SE Financial Corp., partially offset by a $162.1 million decrease in our existing loan portfolio caused by a number of large commercial loan repayments and continued weak loan demand. We also have been selling agency eligible mortgage loans originated by our mortgage banking team into the secondary market to better position the Company’s balance sheet for interest rate risk. During the six months ended June 30, 2012, we sold approximately $60.5 million of residential mortgage loans originated during 2012 and recorded mortgage banking income of $1.5 million related to these loan sales.

Deposits increased $250.9 million, or 7.0%, to $3.8 billion at June 30, 2012 from $3.6 billion at December 31, 2011. The increase was primarily driven by the addition of $274.1 million of deposits acquired from SE Financial Corp. During the six months ended June 30, 2012, municipal deposits decreased $118.4 million which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts. Excluding municipal deposits and the impact of the SE Financial Corp. acquisition, we experienced increases in all of our core deposit categories, particularly savings products and business checking which increased $117.0 million and $57.0 million, respectively.

At June 30, 2012, stockholders’ equity increased to $631.5 million, or 13.0% of total assets, compared to $629.4 million, or 13.7% of total assets, at December 31, 2011.

Net Interest Income

For the three months ended June 30, 2012, Beneficial reported net interest income of $36.2 million, an increase of $413 thousand, or 1.2%, from the three months ended June 30, 2011. The increase in net interest income during the three months ended June 30, 2012 compared to the same period last year was primarily the result of a reduction in the cost of interest bearing liabilities exceeding the decrease in the yield on interest earning assets. Despite the low interest rate environment, our net interest margin increased, totaling 3.21% for the three months ended June 30, 2012 as compared to 3.16% for the three months ended June 30, 2011, largely due to our efforts to re-price deposits.

For the six months ended June 30, 2012, Beneficial reported net interest income of $70.6 million, a decrease of $1.8 million, or 2.5%, from the six months ended June 30, 2011. The decrease in net interest income during the six months ended June 30, 2012 compared to the same period last year was primarily the result of a decline in interest earning assets due to a decision made in 2011 to shrink the balance sheet and run-off higher cost municipal deposits to strengthen capital, improve our net interest margin and lower loan balances. Despite the low interest rate environment, our net interest margin remained relatively stable, totaling 3.23% for the six months ended June 30, 2012 as compared to 3.22% for the six months ended June 30, 2011, largely due to our efforts to re-price deposits.

We have been able to lower the cost of our liabilities to 0.87% and 0.88% for the three and six months ended June 30, 2012, respectively, compared to 1.03% and 1.05% for the three and six months ended June 30, 2011, respectively, by re-pricing higher cost deposits. The reduction in deposit costs has been primarily due to decreasing rates on our municipal deposit portfolio as we have run-off higher cost, non-relationship-based municipal deposits.

Non-interest Income

For the three months ended June 30, 2012, non-interest income totaled $6.9 million, an increase of $1.5 million, or 28.0%, from the three months ended June 30, 2011. The increase was primarily due to a $562 thousand increase in mortgage banking income recognized during the second quarter of 2012 in connection with the sale of mortgages, a $591 thousand increase in income from other life insurance and a $442 thousand increase in the gain on the sale of investment securities.

For the six months ended June 30, 2012, non-interest income totaled $13.9 million, an increase of $2.1 million, or 17.3%, from the six months ended June 30, 2011. The increase was primarily due to a $1.4 million increase in mortgage banking income recognized during 2012 in connection with the sale of mortgages and a $697 thousand increase in the gain on the sale of investment securities.

Non-interest Expense

For the three months ended June 30, 2012, non-interest expense totaled $32.9 million, an increase of $3.8 million, or 12.9%, from the three months ended June 30, 2011. The increase in non-interest expense was driven by a $1.8 million increase in merger and restructuring charges, a $1.2 million increase in salaries and benefits as a result of the SE Financial Corp. acquisition and the expansion of our credit function, a $503 thousand increase in loan expense and a $486 thousand increase in other real estate losses.

For the six months ended June 30, 2012, non-interest expense totaled $62.5 million, a decrease of $833 thousand, or 1.3%, from the six months ended June 30, 2011. The decrease in non-interest expense was primarily driven by a $2.2 million decrease in merger and restructuring charges and a $1.2 million decrease in FDIC insurance as a result of the assessment base change, partially offset by a $1.1 million increase in other real estate losses and a $295 thousand increase in loan expense.

Asset Quality

Asset quality metrics showed continued signs of improvement during the six months ended June 30, 2012. Non-performing loans, including loans 90 days past due and still accruing, decreased to $110.7 million at June 30, 2012, compared to $136.3 million at December 31, 2011 and $143.9 million at June 30, 2011. Non-performing loans at June 30, 2012 included $21.6 million of government guaranteed student loans, which represented 19.6% of total non-performing loans. Net charge-offs during the three months ended June 30, 2012 were $7.0 million, compared to $6.6 million for the three months ended March 31, 2012 and $8.4 million for the three months ended December 31, 2011. At June 30, 2012, the Company’s allowance for loan losses totaled $55.6 million, or 2.14% of total loans, compared to $54.2 million, or 2.10% of total loans, at December 31, 2011.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments have largely been retained in cash or invested in high quality government-backed securities. In addition, at June 30, 2012, we had the ability to borrow up to $1.3 billion from the FHLB of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios as of June 30, 2012 compared to March 31, 2012 and December 31, 2011 as well as our excess capital over regulatory minimums as of June 30, 2012 to be considered well capitalized, are as follows:

				Minimum Well	Excess Capital
	6/30/2012	3/31/2012	12/31/2011	Capitalized Ratio	6/30/2012
Tangible Capital	10.53%	11.40%	11.30%
Tier 1 Capital (to average assets)	9.67%	10.02%	9.67%	5%	$218,371
Tier 1 Capital (to risk weighted assets)	18.36%	18.04%	18.09%	6%	$304,300
Total Capital (to risk weighted assets)	19.62%	19.30%	19.35%	10%	$236,935

Maintaining strong capital levels remains one of our top priorities. Our capital levels are well in excess of well capitalized levels under the current regulatory requirements as well as the proposed capital rules under Basel III.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 62 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2011
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$51,773	$42,391	$41,130	$36,458
Interest-bearing deposits	382,240	141,929	306,826	310,704

Total cash and cash equivalents	434,013	184,320	347,956	347,162
Investment Securities:
Available-for-sale	1,053,597	1,091,268	875,011	901,563
Held-to-maturity	419,454	454,659	482,695	406,914
Federal Home Loan Bank stock, at cost	19,433	17,986	18,932	20,978

Total investment securities	1,492,484	1,563,913	1,376,638	1,329,455

Loans:	2,599,535	2,551,660	2,576,129	2,729,592
Allowance for loan losses	(55,621)	(55,120)	(54,213)	(51,298)

Net loans	2,543,914	2,496,540	2,521,916	2,678,294
Accrued Interest Receivable	16,267	16,917	16,401	17,496
Bank Premises and Equipment, net	62,446	59,623	59,913	61,302
Other Assets:
Goodwill	122,646	110,486	110,486	110,486
Bank owned life insurance	39,850	35,648	35,277	34,529
Other intangibles	12,085	12,423	13,334	15,153
Other assets	127,532	117,018	114,183	118,604

Total other assets	302,113	275,575	273,280	278,772

Total Assets	$4,851,237	$4,596,888	$4,596,104	$4,712,481

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$322,411	$292,241	$278,968	$288,799
Interest bearing deposits	3,523,320	3,295,538	3,315,834	3,468,642

Total deposits	3,845,731	3,587,779	3,594,802	3,757,441
Borrowed funds	285,344	235,339	250,335	250,326
Other liabilities	88,710	140,928	121,587	80,700

Total liabilities	4,219,785	3,964,046	3,966,724	4,088,467

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock — $.01 par value	—	—	—	—
Common Stock — $.01 par value	823	823	823	823
Additional paid-in capital	352,112	351,638	351,107	349,221
Unearned common stock held by employee stock ownership plan	(18,534)	(19,195)	(19,856)	(21,066)
Retained earnings (partially restricted)	321,537	319,213	315,268	305,313
Accumulated other comprehensive (loss) income, net	(1,892)	(2,186)	(1,162)	3,177
Treasury stock, at cost	(22,594)	(17,451)	(16,800)	(13,454)

Total stockholders’ equity	631,452	632,842	629,380	624,014

Total Liabilities and Stockholders’ Equity	$4,851,237	$4,596,888	$4,596,104	$4,712,481

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
INTEREST INCOME:
Interest and fees on loans	$34,304	$32,309	$35,610	$66,613	$71,436
Interest on overnight investments	180	161	247	341	349
Interest on trading securities	—	—	—	—	26
Interest and dividends on investment securities:
Taxable	9,239	9,163	8,952	18,401	18,924
Tax-exempt	740	792	923	1,532	1,915

Total interest income	44,463	42,425	45,732	86,887	92,650
INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	1,344	1,205	2,195	2,548	4,625
Money market and savings deposits	2,279	2,121	2,293	4,400	4,698
Time deposits	2,542	2,591	3,354	5,133	6,473

Total	6,165	5,917	7,842	12,081	15,796
Interest on borrowed funds	2,132	2,056	2,137	4,188	4,405

Total interest expense	8,297	7,973	9,979	16,269	20,201

Net interest income	36,166	34,452	35,753	70,618	72,449
Provision for loan losses	7,500	7,500	10,000	15,000	20,000

Net interest income after provision for loan losses	28,666	26,952	25,753	55,618	52,449

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,489	2,161	1,667	3,650	4,204
Service charges and other income	4,119	3,572	3,442	7,691	7,067
Mortgage banking income	590	873	28	1,463	96
Net gain on sale of investment securities	675	441	233	1,116	419
Trading securities profits	—	—	—	—	81

Total non-interest income	6,873	7,047	5,370	13,920	11,867

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,722	14,324	13,482	29,046	28,492
Occupancy expense	2,434	2,463	2,635	4,897	5,728
Depreciation, amortization and maintenance	2,273	2,159	2,143	4,432	4,391
Marketing expense	932	882	872	1,815	1,769
Intangible amortization expense	1,046	912	906	1,957	1,766
FDIC Insurance	1,075	1,034	1,621	2,109	3,260
Merger and Restructuring charges	2,737	—	963	2,821	5,058
Other	7,637	7,837	6,475	15,390	12,836

Total non-interest expense	32,856	29,611	29,097	62,467	63,300

Income before income taxes	2,683	4,388	2,026	7,071	1,016

Income tax expense (benefit)	359	443	47	802	(65)

NET INCOME	$2,324	$3,945	$1,979	$6,269	$1,081

EARNINGS PER SHARE — Basic	$0.03	$0.05	$0.03	$0.08	$0.01
EARNINGS PER SHARE — Diluted	$0.03	$0.05	$0.03	$0.08	$0.01

Average common shares outstanding — Basic	76,838,141	77,047,170	77,092,682	76,940,992	77,049,673
Average common shares outstanding — Diluted	77,007,093	77,225,687	77,301,043	77,114,124	77,255,328

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data of the Company (Unaudited)

(Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30, 2012		June 30, 2011		June 30, 2012		June 30, 2011
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Investment Securities:	$1,829,462	2.22%	$1,773,417	2.28%	$1,748,403	2.32%	$1,737,686	2.44%
Trading Securities	—	0.00%	—	0.00%	—	0.00%	4,489	1.19%
Overnight investments	289,970	0.25%	391,297	0.25%	272,483	0.25%	277,760	0.25%
Stock	19,705	0.11%	21,317	0.00%	19,121	0.11%	22,038	0.04%
Other Investment securities	1,519,787	2.63%	1,360,803	2.90%	1,456,799	2.74%	1,433,399	2.91%

Loans:	2,678,860	5.13%	2,744,539	5.20%	2,621,265	5.09%	2,770,294	5.18%
Residential	698,528	4.85%	693,529	4.93%	656,963	4.85%	698,852	4.93%
Commercial Real Estate	741,761	5.43%	772,675	5.22%	726,923	5.19%	779,193	5.15%
Business and Small Business	494,538	5.66%	511,386	5.69%	497,000	5.73%	519,432	5.67%
Personal Loans	744,033	4.74%	766,949	5.09%	740,379	4.79%	772,817	5.10%

Total Interest Earning Assets	$4,508,322	3.95%	$4,517,956	4.05%	$4,369,668	3.98%	$4,507,980	4.12%

Deposits:	$3,568,191	0.69%	$3,633,187	0.87%	$3,440,901	0.71%	$3,636,649	0.88%
Savings	954,723	0.59%	728,357	0.65%	882,084	0.59%	717,995	0.69%
Money Market	548,896	0.65%	614,771	0.72%	542,154	0.67%	618,786	0.74%
Demand	600,822	0.31%	418,835	0.23%	545,424	0.27%	413,822	0.24%
Demand — Municipals	623,475	0.57%	949,531	0.83%	641,143	0.57%	987,274	0.85%
Total Core Deposits	2,727,916	0.53%	2,711,494	0.66%	2,610,805	0.54%	2,737,877	0.69%

Time Deposits	840,275	1.22%	921,693	1.46%	830,096	1.24%	898,772	1.46%

Borrowings	273,253	3.14%	254,829	3.36%	259,817	3.24%	260,946	3.40%

Total Interest Bearing Liabilities	$3,841,444	0.87%	$3,888,016	1.03%	$3,700,718	0.88%	$3,897,595	1.05%

Non-interest bearing deposits	308,879		284,018		292,553		282,712

Net interest margin		3.21%		3.16%		3.23%		3.22%

ASSET QUALITY INDICATORS

(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Non-performing assets:
Non-accruing loans*	$88,406	$100,713	$107,907	$118,697
Accruing loans past due 90 days or more**	22,269	26,091	28,423	25,173

Total non-performing loans***	110,675	126,804	136,330	143,870

Real estate owned	22,806	21,905	17,775	18,740

Total non-performing assets	$133,481	$148,709	$154,105	$162,610

Non-performing loans to total loans	4.26%	4.97%	5.29%	5.27%
Non-performing assets to total assets	2.75%	3.23%	3.35%	3.45%
Non-performing assets less accruing loans past due 90 days or more to total assets	2.29%	2.67%	2.73%	2.92%
ALLL to total loans	2.14%	2.16%	2.10%	1.88%
ALLL to non-performing loans	50.26%	43.47%	39.77%	35.66%
ALLL to non-performing loans (excluding student loans)	62.48%	54.73%	50.24%	43.22%

*	Non-accruing loans do not include $3.5 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.
**	Includes $21.6 million, $26.1 million, $28.4 million and $25.2 million in government guaranteed student loans as of June 30, 2012, March 31, 2012, December 31, 2011 and June 30, 2011, respectively.
***	Includes $14.5 million, $14.7 million, $22.2 million and $27.0 million of troubled debt restructured loans (TDRs) as of June 30, 2012, March 31, 2012, December 31, 2011 and June 30, 2011, respectively.

Impaired loan charge offs as a percentage of the unpaid principal balances at June 30, 2012 are as follows:

IMPAIRED LOANS:

At June 30, 2012 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Impaired Loans by Category:
Commercial Real Estate	$29,947	$44,642	($14,695)	32.92%
Commercial Business	21,429	27,002	(5,573)	20.64%
Commercial Construction	21,138	45,275	(24,137)	53.31%
Residential Real Estate	12,147	12,869	(722)	5.61%
Residential Construction	1,855	2,119	(264)	12.46%
Consumer Personal	1,890	2,042	(152)	7.44%

Total Impaired Loans	$88,406	$133,949	($45,543)	34.00%

The impaired loans table above does not include $3.5 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

Key Performance ratios (annualized) are as follows for the three and six month periods indicated:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2012	2011
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.20%	0.35%	0.49%	0.27%	0.05%
Return on average equity	1.51%	2.54%	3.68%	2.02%	0.41%
Net interest margin	3.21%	3.26%	3.23%	3.23%	3.22%
Efficiency ratio	76.34%	71.35%	69.80%	73.89%	74.92%
Tangible Common Equity	10.53%	11.40%	11.30%	10.53%	10.87%